Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-101851 on Form S-3 and Nos. 333-137739, 333-70476, 333-46962, 333-46960, 333-44426, 333-78063, 333-64633, 33-50113, 33-48295, 33-28079, 2-81244, 2-96891, 33-15815, 333-17573, 33-52330, 333-17549, 033-63061 and 33-37293 on Form S-8 of our report dated August 11, 2005 (July 28, 2006 as to Note 19 and November 16, 2006 as to Note 2) relating to the consolidated financial statements and the related financial statement schedule for the fiscal year ended May 29, 2005 appearing in this Annual Report on Form 10-K of ConAgra Foods, Inc. and subsidiaries for the year ended May 27, 2007.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska

July 25, 2007